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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 16)*



                        Circle International Group, Inc.
                   (formerly known as The Harper Group, Inc.)
                   -----------------------------------------
                               (Name of Issuer)


                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                  172574-10-5
                   -----------------------------------------
                                (CUSIP Number)




      Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continued on the following page(s))
                               Page 1 of 5 Pages

CUSIP NO.     172574-10-5          SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Ray C. Robinson, Jr. and Craig Howard Robinson, Trustees per Paragraph 12.01 of the Ray and Jo Robinson Trust dated
          April 14, 1969.
          S.S. ####-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,696,997 (co-trustees have joint power)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,696,997 (co-trustees have joint power)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,696,997
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               10.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               -00-
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.     172574-10-5          SCHEDULE 13G        PAGE   3   OF   5   PAGES
         ---------------------                              -----    -----

Item 1(a)           Name of Issuer:

                              Circle International Group, Inc.


Item 1(b)           Address of Issuer's Principal Executive Offices

                              260 Townsend Street
                              San Francisco, California 94107


Item 2(a)           Name of Person Filing:

                              Ray Robinson, Jr. and Craig Howard Robinson,
                              Trustees per Paragraph 12.01 of the Ray and Jo Robinson Trust dated April 14, 1989.


Item 2(b)           Address of Principal Business Office:

                              3520 Eagle Point Road
                              Lafayette, California 94549


Item 2(c)           Citizenship:

                              United States


Item 2(d)           Title of Class of Securities:

                              Common Stock


Item 2(e)           CUSIP Number:

                              172574-10-5


Item 3              Rule 13d-1(b) or 13d-2(b):

                              Inapplicable


Item 4              Ownership

                              (a)  Amount Beneficially Owned  1,696,997

                              (b)  Percent of Class           10.4%
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CUSIP NO.     172574-10-5          SCHEDULE 13G        PAGE   4   OF   5   PAGES
         ---------------------                              -----    -----


                                   (c)  Number of Shares, Which Such Person Has:

                                        (i)  sole power to vote or
                                                to direct the vote:

                                       (ii)  shared power to vote or
                                                to direct the vote:

                                             1,696,997 (co-trustees
                                                have joint power)

                                      (iii)  sole power to dispose or
                                                to direct the disposition of:

                                       (iv)  shared power to dispose or to
                                                direct the disposition of:

                                             1,696,997 (co-trustees have
                                                joint power)


Item 5              Ownership of Five Percent or Less of a Class:

                              Inapplicable


Item 6              Ownership of More than Five Percent
                       on Behalf of Another Person

                              Inapplicable


Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                              Inapplicable


Item 8              Identification and Classification of Members of the Group:

                              Inapplicable


Item 9              Notice of Disposition of Group:

                              Inapplicable


Item 10             Certification:

                              Inapplicable
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CUSIP NO.     172574-10-5          SCHEDULE 13G        PAGE   5   OF   5   PAGES
         ---------------------                              -----    -----



Signature:
----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




January 30, 1998
----------------
     Date



   /s/ Ray C. Robinson, Jr.
------------------------------
Ray C. Robinson, Jr.
Trustee per Paragraph 12.01 of
the Ray and Jo Robinson Trust
dated April 14, 1989